UNITEDSTATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	January 3, 2008

A. M. Castle & Co.
(Exact name of registrant as specified in its charter)

Maryland	1-5415	36-0879160
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.

3400 N. Wolf Road, Franklin Park, Illinois	60131
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number including area code	847/455-7111

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13 e-4(c) under the Exchange Act (17 CFR 240.13 e-4(c))

Item 8.01 Other Events

On Thursday, January 3, 2008 the company issued the attached press release announcing the acquisition of Metals UK Group and associated financing.

Item 9.01. Financial Statements and Exhibits

99.1 Press Release January 3, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A. M. CASTLE & CO.

Date: January 3, 2008
Sherry L. Holland Vice President – General Counsel & Secretary

A. M. CASTLE & CO.	3400 North Wolf Road Franklin Park, Illinois 60131 (847) 455-7111 (847) 455-6930 (Fax)

For Further Information:
—————AT THE COMPANY—————	————AT ASHTON PARTNERS————
Larry A. Boik	Analyst Contacts:
Vice President-Finance & CFO	Katie Pyra
(847) 349-2576	(312) 553-6717
Email: lboik@amcastle.com	Email:kpyra@ashtonpartners.com

Traded: NYSE (CAS)
Member: S&P SmallCap 600 Index

FOR IMMEDIATE RELEASE
TUESDAY, JANUARY 3, 2008

A. M. Castle & Co. Signs Agreement to Acquire Metals UK Group
Expands International Presence

FRANKLIN PARK, IL, JANUARY 3rd— A. M. Castle & Co. (NYSE:CAS), a global distributor of specialty metal and plastic products, value-added services and supply chain solutions, today announced that it has acquired the outstanding capital stock of Metals UK Group, a distributor and processor of specialty metals primarily serving the Oil and Gas, Aerospace, Petrochemical and Power Generation markets worldwide.  Metals UK Group has four processing facilities; two in Blackburn, England,  including its headquarters, one in Hoddesdon North East of London and one in Bilbao, Spain.  Metals UK Group reported revenues of approximately $72 million for fiscal year 2007.  Sales outside of the UK comprise approximately 25% of the company’s total revenues and include customers in 36 countries throughout Europe, Asia, Australasia and the Americas.

Current management will remain in place, including Mr. Ian Griffiths, founder and President of Metals UK Group and a former member of the A.M. Castle management team.

“Metals UK Group is complementary to our existing North American operations and provides an opportunity for Castle to expand its global reach,” stated Michael Goldberg, President and CEO of    A.M. Castle.  “The company’s specialty metals product offering, processing capabilities and supply chain expertise, not only complement our business, but also service potential high growth industries we seek to expand our presence in.  We also have the added benefit of familiarity with Ian and his management team and we are excited about them joining the Castle team at this juncture.”

“Castle is the right partner to accelerate our growth,” comments Ian Griffiths.  “Our team is excited to be a part of helping Castle to become the foremost global provider of specialty metals and supply chain expertise,” continued Griffiths.

In conjunction with the acquisition, the Company amended its existing revolving line of credit, expanding it to $230 million, which includes a $50 million increase in capacity specifically to fund the acquisition and provide for future working capital needs of its European operations.  The increased line allows for funding in either British pounds or Euros to reduce the impact of foreign exchange rate volatility.  “We are pleased that our lenders continue to support the strategic direction of the Company,” stated Larry Boik, Vice President and CFO of A.M. Castle.  “We expect the acquisition to be accretive to our earnings in its first year and we have a proven track record of managing the cash cycles of the overall business, allowing us to seek further strategic investments to enhance shareholder value,” Boik concluded.

About A. M. Castle & Co.
Founded in 1890, A. M. Castle & Co. is a global distributor of specialty metal and plastic products and supply chain services, principally serving the producer durable equipment sector of the economy. Its customer base includes many Fortune 500 companies as well as thousands of medium and smaller-sized firms spread across a variety of industries. Within its core metals business, it specializes in the distribution of alloy and stainless steels; nickel alloys; aluminum and carbon. Through its subsidiary, Total Plastics, Inc., the Company also distributes a broad range of value-added industrial plastics. Together, Castle operates over 50 locations throughout North America and Europe. Its common stock is traded on the New York Stock Exchange under the ticker symbol "CAS".